Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     On July 12, 2005, Brillian and Syntax entered into the merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. This merger was completed on November 30, 2005. For a summary of the accounting for the merger, see the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.
     Because the Syntax shareholders received a majority of the shares of the combined company in the merger, the historical financial statements of Syntax became the historical financial statements of the combined company as of the completion of the merger. Syntax uses a fiscal year end of June 30. Accordingly, the balance sheet dates and statement of operations periods for the pro forma financial statements are presented based on a June 30 fiscal year end. As such, the information included in the pro forma financial statements for Brillian has been presented using the applicable periods and dates to be comparable to the Syntax information.
     As noted above, the merger is being accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill that will arise from the merger, and the period over which certain intangible assets recorded in the purchase accounting adjustments will be amortized. The amount of goodwill to be recorded as of the merger date represents the best estimate of the fair value of Brillian on the date the merger was consummated, adjusted for the fair value of assets acquired and liabilities assumed based on information available to management as of the date hereof, including all merger and related costs. The actual goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets acquired and liabilities assumed on the date the merger was consummated as adjusted for all charges pertaining to the merger. The combined company has engaged a third-party valuation consultant to assist in the process of determining the fair value of the assets acquired and liabilities assumed and their report has not been finalized. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements.
     The unaudited pro forma condensed combined financial information is based on various other assumptions and estimates, and is subject to a number of uncertainties, relating to the merger and related matters, including, among other things, estimates, assumptions and uncertainties regarding: (1) the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger; (2) as noted above, the actual amount of goodwill that will result from the merger; and (3) the fair values of certain assets acquired and liabilities assumed, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

     The following unaudited pro forma condensed combined financial statements with respect to Brillian and Syntax include historical financial data based on their respective historical financial statements included elsewhere in this filing and in the joint proxy statement/ prospectus filed on October 24, 2005. The historical financial statements used for Syntax consist of its audited financial statements for the fiscal year ended June 30, 2005 and its unaudited financial statements for the three months ended September 30, 2005. The historical financial statements used for Brillian consist of the applicable quarterly unaudited financial statements for the fiscal year ended June 30, 2005 and the quarterly unaudited financial statements for the three months ended September 30, 2005.
     Set forth below is the following unaudited pro forma financial statements:
•	the unaudited pro forma condensed combined balance sheet as of September 30, 2005, assuming the merger between Brillian and Syntax occurred as of the balance sheet date presented;

•	the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 30, 2005, assuming the merger between Brillian and Syntax occurred as of July 1, 2004; and

•	the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2005, assuming the merger between Brillian and Syntax occurred as of July 1, 2005.
     The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that the Company believes to be reasonable, and do not purport to represent the Company’s financial condition nor its results of operations had the merger occurred as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.
     The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements and unaudited condensed financial statements and related attached notes included elsewhere in this filing and in the joint proxy statement/ prospectus filed on October 24, 2005.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2005

	Syntax	Brillian	Adjustments		Pro Forma
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$457	$2,423	$—		$2,880
Accounts receivable, net	14,496	487	—		14,983
Inventories	38,429	5,296	—		43,725
Deferred income taxes	4,833	—	—		4,833
Prepaid expenses and other current assets	411	455	—		866

Total current assets	58,626	8,661	—		67,287
Property and equipment, net	879	5,724	3,616	(b)	10,219
Other assets
Intangible assets, net	—	—	21,471	(c)	21,471
Other assets	1,046	1,165	(1,000	)(h)	1,211
Investments	555	—	(131	)(h)	424
Goodwill	—	—	3,316	(d)	3,316

Total assets	$61,106	$15,550	$27,272		$103,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$20,904	$2,599	$—		$23,503
Accrued rebates payable	1,475	—	—		1,475
Deposits from customers	769	—	—		769
Deferred revenue	3,124	—	—		3,124
Accrued compensation	—	408	—		408
Other accrued liabilities	1,605	724	—		2,329
Income taxes payable	3,695	—	—		3,695
Notes payable	472	—	—		472
Current portion of long-term debt	11	—	—		11
Bank line of credit	14,989	—	—		14,989

Total current liabilities	47,044	3,731	—		50,775
Long-term debt, net of current portion	—	4,365	(1,131	)(h)	3,234
Deferred income taxes	58	—	—		58

Total liabilities	47,102	8,096	(1,131)		54,067
Stockholders’ equity
Net investment of Syntax Groups Corporation	—	—	—		—
Common stock	—	8	34	(f)	42
Additional paid-in capital	14,662	68,268	(32,453	)(g)	50,477
Accumulated deficit	(658)	(60,822)	60,822	(e)	(658)
Total stockholders’ equity	14,004	7,454	28,403		49,861

Total liabilities and stockholders’ equity	$61,106	$15,550	$27,272		$103,928

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
     On July 12, 2005, Brillian and Syntax entered into the merger agreement for a transaction accounted for as a purchase under accounting principles generally accepted in the United States. This merger was consummated on November 30, 2005. Pursuant to this merger agreement, a wholly-owned subsidiary of Brillian was merged with and into Syntax and Brillian issued approximately 34.3 million shares of its common stock for all of Syntax’s outstanding shares of common stock. For accounting purposes, the merger is considered a reverse acquisition application of the purchase method of accounting by Brillian, under which Syntax is considered to be acquiring Brillian. Accordingly, the purchase price is allocated among the fair values of the assets acquired and liabilities assumed of Brillian, while the historical results of Syntax are reflected in the results of the combined company. The approximately 7.1 million shares of Brillian common stock outstanding at the date of the merger agreement, the outstanding Brillian warrants and options, and the estimated direct acquisition costs are considered as the basis for determining the consideration in the reverse merger transaction. Upon consummation of the merger, Syntax shareholders owned 70% of the outstanding shares of the combined company on a fully diluted basis. Each Syntax stock option that was outstanding on the closing date was converted into Brillian stock options by multiplying the Syntax stock options by the same ratio described above. The new exercise price was also determined by dividing the old exercise price by the same ratio. Each of these options is subject to the same terms and conditions that were in effect for the related Syntax options. Syntax shareholders owned approximately 36.2 million shares of Brillian common stock or instruments convertible into common stock, or 70% of the fully diluted capitalization of the combined company, immediately following consummation of the merger.
     The unaudited pro forma condensed combined financial statements reflect the merger of Syntax with Brillian as a reverse merger wherein Syntax is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, Brillian’s approximately 8.5 million outstanding shares of common stock and its in-the-money stock options and warrants were valued using the closing price for its common stock of $3.09 per share on July 12, 2005, the date on which the merger agreement was signed. The preliminary estimated consideration is as follows (in thousands):

Brillian fully diluted shares (approximately 7.1 million shares at $3.09/share)	$21,995
Incremental value of convertible debentures, warrants, and options	7,307
Long-term debt assumed	5,838
Current liabilities assumed	4,263
Estimated transaction costs	1,604

$41,007

The consideration was allocated on a preliminary basis as follows (in thousands):

(a) Current assets (recorded at historical carrying values)	$6,880
(b) Machinery and equipment	9,340
(c) Amortizable intangible assets	21,471
(d) Estimated goodwill	3,316

$41,007

Additional notes regarding pro forma balance sheet adjustments:

(e)	To eliminate Brillian’s accumulated deficit.

(f)	To establish par value of $0.001 on 41.4 million shares of common stock estimated to be outstanding after the merger.

(g)	To establish fair value of Brillian’s stock on the date of the merger.

(h)	To eliminate intercompany accounts.
The final determination of the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed at the date of the closing of the merger. The purchase price allocation will remain preliminary until the finalization of the valuation of significant intangible assets acquired, at which time the Company will adjust the fair value of the intangible assets acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable. Once the final determination of the purchase price is complete, the final amounts allocated to assets acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined balance sheet. Long-lived assets acquired will be subject to a recoverability test under the applicable accounting rules.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended June 30, 2005

	Syntax	Brillian	Adjustments	Pro Forma
	(In thousands, except per share amounts)
Net Sales	$82,586	$2,940	$—	$85,526

Costs and expenses:
Cost of sales	71,825	15,169	1,257 (a)	88,251
Selling, general, and administrative	9,882	3,669	1,232 (b)	14,783
Research and development	—	8,870	—	8,870
Impairment charge	—	10,233	—	10,233
Write-off of deferred offering costs	535	—	—	535

Total costs and expenses	82,242	37,941	2,489	122,672
Operating income (loss)	344	(35,001)	(2,489)	(37,146)
Other (income) expense:
Interest, net	283	139	—	422
Gain on investment in start-up company	—	(19)	—	(19)

Net income (loss) before taxes	61	(35,121)	(2,489)	(37,549)
Income tax expense	78	—	—	78

Net loss	$(17)	$(35,121)	$(2,489)	$(37,627)

Net loss per common share:
Basic and diluted		$(5.08)		$(0.91	)(c)

Weighted average number of common shares:
Basic and diluted		6,918		41,218	(c)

For the Three Months Ended September 30, 2005

	Syntax	Brillian	Adjustments	Pro Forma
	(In thousands, except per share amounts)
Net Sales	$27,357	$659	$—	$28,016
Costs and expenses:
Cost of sales	21,738	4,145	314	26,197
Selling, general, and administrative	6,063	1,233	1,232	8,528
Research and development	—	2,470	—	2,470

Total costs and expenses	27,801	7,848	1,546	37,195
Operating loss	(444)	(7,189)	(1,546)	(9,179)
Other (income) expense:
Interest, net	292	1,260	—	1,552
Loss on investment in start-up company	—	1,119	—	1,119

Net income (loss) before taxes	(736)	(9,568)	(1,546)	(11,850)
Income tax expense	(78)	—	—	(78)

Net loss	$(658)	$(9,568)	$(1,546)	$(11,772)

Net loss per common share:
Basic and diluted		$(1.30)		$(0.28)

Weighted average number of common shares:
Basic and diluted		7,337		41,637

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
     Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for a summary description of the accounting for the merger transaction.
(a)	To record $1.3 million and $314,000 for the year ended June 30, 2005 and the three months ended September 30, 2005, respectively, of additional cost of goods sold resulting from the adjustment to Brillian’s machinery and equipment and intangible assets to fair value as discussed in Notes (b) and (c) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet. A 5 year depreciable life for adjustments to machinery and equipment has been assumed. Intangible assets have amortizable lives ranging from 4.0 years to 19.0 years with a weighted average amortizable life of 18.3 years.

(b)	To record $1.2 million for the year ended June 30, 2005 and three months ended September 30, 2005 of additional compensation expense related to Brillian stock options and restricted stock units that vested upon change of control.

(c)	The weighted average number of common shares used in the calculation of pro forma loss per share includes the addition of approximately 34.3 million shares issued to Syntax shareholders pursuant to the merger agreement.